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                                                                  [EXHIBIT 10.1]


              CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE


                  This Confidential Separation Agreement and General Release (this "Agreement") is entered into as of March 15, 2000 between Wallace Computer Services, Inc., a Delaware corporation (the "Company"), and Michael T. Leatherman (the "Executive").

                  WHEREAS, the Executive currently serves as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company and as a director and officer of subsidiaries of the Company; and

                  WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive's resignation as an officer of, and cessation of employment with, the Company, (ii) the Executive's resignation as a director and officer of subsidiaries of the Company and (iii) the Executive's release of claims, all upon the terms set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

                  1. Resignation; Termination of Employment. The Executive hereby resigns as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company, from all directorships and offices of the Company's subsidiaries, as a member of the Wallace Retirement Plans Committee, as a trustee of the trusts for the Wallace Computer Services, Inc. Retirement and Profit Sharing Plan and the Graphic Industries, Inc. Profit Sharing Plan and from all other positions (if any) with the Company and its affiliates, effective as of the date hereof (the "Employment Termination Date"). On the Employment Termination Date, the Executive shall cease to be an employee and officer of, or have any other position with, the Company or its subsidiaries or any affiliate of the Company or its subsidiaries.

                  2. Payment of Accrued Obligations. (a) The Company shall pay all Accrued Obligations (as defined in Section 2(b) hereof) to the Executive as soon as reasonably practicable following the Employment Termination Date; provided, however, that any portion of the Accrued Obligations subject to plans or policies of the Company shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive.

                  (b) For purposes of this Agreement, "Accrued Obligations" shall mean, the following:

                  (i) the Executive's current base salary through the Employment Termination Date to the extent not theretofore paid;

                  (ii) the cash balance accrued for the benefit of the Executive under the Company's Capital Accumulation Plans, which cash balance currently is $611,637.28 and shall be paid in a lump sum amount as soon as practicable following the Employment Termination Date;





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                  (iii) amounts deferred by the Executive pursuant to the
         Company's 2000 Capital Accumulation Plan following January 1, 2000, which amounts shall be returned to the Executive pursuant to the terms of such plan;

                  (iv) all benefits which have accrued as of the Employment Termination Date under the Company's Profit Sharing Plan, which shall be paid in accordance with the terms of such plan, and under the Company's Supplemental Profit Sharing Plan, which shall be paid in a lump sum amount as soon as practicable following the Employment Termination Date; and

                  (v) any vacation pay and expense reimbursements accrued by the Executive as of the Employment Termination Date to the extent not theretofore paid.

                  3. Additional Payments and Benefits. Provided that the Executive has not revoked the release contained in Section 9 hereof, and provided that the Executive complies with Sections 6 and 7 hereof and complies in all material respects with Section 13 hereof, the Company shall make the payments and provide the benefits set forth in this Section 3, it being understood that if the Executive fails to comply with Section 6 or 7 hereof or fails to comply with Section 13 hereof in any material respect and if such failure is not intentional, the Executive shall have 30 days to cure such failure, to the extent that such failure is subject to cure, and if the Executive effects such cure within such 30-day period, the Company's obligations pursuant to this Section 3 shall not be affected by such failure:

                  (a) As soon as reasonably practicable following the Employment Termination Date, the Company shall deliver to the Executive the shares of common stock of the Company accrued for the benefit of the Executive under the Company's Deferred Executive Incentive Plan, the number of which shares currently is 7,197;

                  (b) As soon as reasonably practicable following the Employment Termination Date, the Company shall pay to the Executive the amount of $133,610, being the amount determined by subtracting the amount payable pursuant to
Section 2(b)(ii) hereof from the amount the Executive would have received under the Company's Capital Accumulation Plans if the Executive's employment had terminated on the Employment Termination Date by reason of retirement;

                  (c) During the period commencing on the day next following the Employment Termination Date and ending one year following the Employment Termination Date, the Company shall pay to the Executive amounts which in the aggregate are equal to the Executive's current annual base salary, at the rate of $330,000 per year, payable in bi-weekly installments in accordance with the Company's regular payroll practices;

                  (d) As an additional severance benefit, the Company shall pay to the Executive the aggregate amount of $70,000, such aggregate amount to be paid in equal bi-weekly installments during the period commencing on the day next following the Employment Termination Date and ending one year following the Employment Termination Date, such payments to be made at the time of payment of the amounts specified in Section 3(c) hereof;


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                  (e) The medical, dental and vision insurance and life
insurance benefits currently being provided to the Executive by the Company shall continue to be provided to the Executive by the Company during the period commencing on the Employment Termination Date and ending one year following the Employment Termination Date, subject to any modifications thereto applicable to active employees of the Company. During such period, the Company shall deduct from amounts payable to the Executive amounts equal to the amounts that would have been payable by the Executive for such coverage, and at the times such amounts would have been payable, if the Executive had continued as an active employee of the Company.

                  (f) At the time of the payment of bonus amounts, if any, under the Company's Annual Bonus Plan for the Company's fiscal year ending on July 31, 2000, the Company shall pay to the Executive the amount of the Executive's bonus, if any, based on the Company's actual results for such fiscal year, with the individual performance multiplier being one, which annual bonus shall be prorated by multiplying such annual bonus by a fraction, the numerator of which is the number of days during the Company's fiscal year ending on July 31, 2000 that the Executive was employed by the Company and the denominator of which is 366;

                  (g) All stock options granted to the Executive which shall be outstanding on the Employment Termination Date and shall not have become exercisable, other than the 62.5% of the performance-based stock options granted to the Executive on September 5, 1996 that have not become exercisable, shall become exercisable in full, effective as of the Employment Termination Date, and the agreement relating to each stock option granted to the Executive and outstanding on the date hereof shall be amended to provide that the period during which such stock option may be exercised shall end on the date which is two years following the Employment Termination Date or on the date of expiration of such stock option, whichever occurs first, and each such stock option shall expire if not exercised prior to such date; and

                  (h) The Company shall pay to the Executive the amount of $30,000 as soon as practicable following the Employment Termination Date in lieu of outplacement services.

                  4. COBRA Coverage. Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Executive may elect to continue coverage for the Executive and his dependents under the Company's medical, dental and vision insurance policies for a period of up to 18 months following the first anniversary of the Employment Termination Date and the Executive shall pay all expenses relating to such coverage in accordance with COBRA.

                  5. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive's Form W-4 on file with the Company and all applicable social security taxes.

                  6. Confidentiality. The Executive shall not, at any time, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries ("Confidential


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Information"), except to the extent that such Confidential Information (a)
becomes a matter of public record or is published in a newspaper, magazine or other periodical, or on electronic or other media, available to the general public, other than as a result of any act or omission of the Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Within five days following the Employment Termination Date, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information that he may then possess or have under his control (together with all copies thereof).

                  7. Noncompetition; Nonsolicitation. (a) During the period commencing on the Employment Termination Date and ending one year thereafter, the Executive shall not, without the prior express written consent of the Executive Committee of the Board of Directors of the Company, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries as of the Employment Termination Date in any geographic area in which the Company or any of its subsidiaries is then conducting such business; provided, however, that the Executive may accept employment with any diversified corporation or enterprise having a business unit which competes with the Company and a business unit which does not compete with the Company if, prior to the acceptance of such employment, the Executive delivers to the Company a written assurance from such corporation or enterprise addressed to the Company and satisfactory to the Company that the Executive will render services exclusively for the business unit which does not compete with the Company and will not render services, directly or indirectly, for the business unit which competes with the Company.

                  (b) During the period commencing on the Employment Termination Date and ending two years thereafter, the Executive shall not in any manner, directly or indirectly:

                  (i) induce or solicit, or attempt to induce or solicit, any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interfere with the relationship of such employee with the Company or its subsidiaries; or

                  (ii) induce or solicit, or attempt to induce or solicit, any customer, supplier, licensee or other individual, corporation or other business organization having a business relation with the Company or its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the Company or its subsidiaries.

                  (c) Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of


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which are publicly traded, so long as the Executive has no active participation in the business of such corporation.


                  8. Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Executive contained in Sections 6 and 7 hereof:

                  (a) the covenants contained in Section 6 shall apply on a worldwide basis, which is the basis on which the Company is actively engaged in the conduct of its businesses and in which customers are being solicited;

                  (b) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Section 6 and 7 hereof, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled, in addition to other rights and remedies existing in its favor, to a restraining order or orders and other injunctive relief to prevent any such violation or any continuing violation thereof; and

                  (c) the Company and the Executive each intends and agrees that the covenants contained in Sections 6 and 7 hereof are reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting the Executive's business opportunities, but that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 6 and 7 hereof any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                  (d) the Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to obtain injunctive or other relief.

                  9. General Release. The Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the "Released Parties"), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to the Executive's employment by the Company or any of its affiliates, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive's employment with the Company or any of its



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affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 9 shall apply to, or release the Company from, any obligation of the Company (i) contained in this Agreement or in any benefit plan of the Company in which the Executive participates or (ii) to indemnify the Executive pursuant to the Company's certificate of incorporation or by-laws or the Indemnification Agreement with Officer between the Company and the Executive dated September 12, 1990 and the Addendum thereto dated as of November 4, 1998. The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Executive. The Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

                  10. Authority. The Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

                  11. Nondisparagement. (a) The Executive shall refrain from all conduct and statements, verbal or otherwise, that disparage or damage or could disparage or damage the reputation, goodwill or standing in the community of the Company or any of the other Released Parties; provided, however, that this
Section 11(a) shall not apply to conduct or statements of the Executive with respect to a Released Party who on the date hereof is a director or corporate officer of the Company if such conduct occurs or such statements are made after such Released Party ceases to be a director or corporate officer of the Company.

                  (b) The Company covenants to the Executive that each director of the Company and each corporate officer of the Company, so long as such person is a director or corporate officer of the Company, shall refrain from all conduct and statements, verbal or otherwise, that disparage or damage or could disparage or damage the reputation, goodwill or standing in the community of the Executive.

                  (c) Except for confirming the Executive's dates of employment and job title or as otherwise required by law, the Company shall respond to any inquiry regarding the


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Executive's cessation of employment with the Company in a manner which is in substantial conformity with the letter of reference attached hereto as Exhibit
A.

                  12. Nondisclosure. The Executive agrees that unless and until the Company discloses the terms of this Agreement to the public, the Executive will not disclose the existence or terms of this Agreement to any third party, except his accountants, attorneys and spouse, each of whom shall be bound by this nondisclosure provision, or as may be required to comply with legal process; provided, however, that the Executive shall be entitled to disclose fully the terms of Sections 6, 7 and 8 hereof to any employer or prospective employer of the Executive. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce this Agreement or any terms or conditions hereof prior to the public disclosure thereof by the Company, the Executive shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena. The Executive understands and agrees that this nondisclosure requirement is a material inducement to the Company to enter into this Agreement.

                  13. Cooperation. For the period commencing on the Employment Termination Date and ending one year following the Employment Termination Date, the Executive shall be reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and its affiliates which may be within the knowledge of the Executive. The Executive will cooperate fully with the Company in connection with any and all existing or future litigation brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems the Executive's cooperation necessary. The Executive understands that he may be required to devote up to three days during each month of such one-year period to the fulfillment of his obligations under this Section 13, provided that the devotion of such time does not unreasonably interfere with the Executive's subsequent employment and, provided further, that if the Executive, at the request of the Company, devotes more than 10 days during such one-year period to the fulfillment of such obligations, the Company will pay the Executive at the rate of $165 per hour during each day in excess of such 10 days that the Executive is required to fulfill such obligations. The Company also shall reimburse the Executive for any reasonable out-of-pocket expenses incurred as a result of such cooperation.

                  14. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and by his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Executive while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive's estate.

                  15. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):



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                  If to the Company, to:

                  Wallace Computer Services, Inc.
                  2275 Cabot Drive
                  Lisle, Illinois  60532-3630
                  Attention:  Chairman of the Board

                  with a copy to:

                  Wallace Computer Services, Inc.
                  2275 Cabot Drive
                  Lisle, Illinois  60532-3630
                  Attention:  General Counsel

                  If to the Executive, to:

                  Mr. Michael T. Leatherman
                  17407 South Mulberry
                  Tinley Park, Illinois  60477

                  with a copy to:

                  Roger C. Siske, Esq.
                  Sonnenschein Nath & Rosenthal
                  8000 Sears Tower
                  Chicago, Illinois  60606

                  16. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

                  17. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                  18. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  19. No Admission. Nothing in this Agreement is intended to, or shall be construed as, an admission by the Company or any of the other Released Parties that it violated


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any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise. The Company, for itself and the other Released Parties, hereby expressly denies any such illegal or wrongful conduct.

                  20. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE HAS 45 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS AGREEMENT AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS AGREEMENT, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE CONTAINED IN SECTION 9 OF THIS AGREEMENT OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION. IF THE EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL FORFEIT ALL AMOUNTS PAYABLE TO HIM PURSUANT TO SECTION 3 OF THIS AGREEMENT.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

                                   WALLACE COMPUTER SERVICES, INC.


                                   By_________________________________




                                   EXECUTIVE:


                                   -----------------------------------
                                   Michael T. Leatherman




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                                                                       EXHIBIT A



                               LETTER OF REFERENCE


To whom it may concern:

This will confirm that Michael T. Leatherman resigned as Executive Vice President and Chief Financial officer of Wallace Computer Services, Inc., by mutual agreement effective March 15, 2000.


                                               Wallace Computer Services, Inc.


                                               By______________________________





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